Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to the reference to us in the Prospectus constituting part of this Registration Statement on Form S-3, under the captions “The Risks You Face – (23) Shareholders of Each Fund Will Be Subject to Taxation on Their Share of the Fund’s Taxable Income (Including the Fund’s Share of the Corresponding Master Fund’s Taxable Income), Whether or Not They Receive Cash Distributions; (24) Items of Income, Gain, Loss and Deduction With Respect to Shares of a Fund could be Reallocated if the IRS does not Accept the Assumptions or Conventions Used by a Fund or its Corresponding Master Fund in Allocating Such Tax Items; and (25) The Current Treatment of Long-Term Capital Gains Under Current U.S. Federal Income Tax Law May Be Adversely Affected, Changed or Repealed in the Future,” “Material U.S. Federal Income Tax Considerations” and “Legal Matters.”

New York, New York	/s/ Sidley Austin LLP
November 2, 2009	Sidley Austin LLP